Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Savient Pharmaceuticals, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-36121, 333-33073, 333-33075, 333-64541, 333-87344, 333-127068, 333-172536, 333-179927 and 333-184342) on Form S-8 and (Nos. 333-146257, 333-171961 and 333-180565) on Form S-3 of Savient Pharmaceuticals, Inc. of our report dated April 1, 2013, with respect to the consolidated balance sheets of Savient Pharmaceuticals, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2012 and 2011, and the related financial statement schedule, which report appears in the December 31, 2012 annual report on Form 10-K of Savient Pharmaceuticals, Inc.

/s/ KPMG LLP

Short Hills, New Jersey

April 1, 2013